UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

AUDIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35528	91-2061537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Fairchild Drive

Mountain View, CA 94043

(Address of principal executive offices) (Zip code)

(650) 254-2800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation Arrangements for 2014 for Certain Executive Officers

On January 6, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Audience, Inc. (the “Company”) approved the calendar year 2014 compensation arrangements of certain executive officers of the Company. The 2014 compensation arrangements for such named executive officers are as follows:

Name	Base Salary for 2014 ($)	Bonus Target for 2014 (%)
Kevin S. Palatnik	330,750	55
Chief Financial Officer
Eitan Medina	265,000	45
Vice President of Engineering

The base salaries listed for the executive officers in the table above are effective as of February 16, 2014.

The bonus targets specified for the executive officers in the table above are for use under the Company’s 2012 Executive Incentive Compensation Plan (the “Plan”). Bonuses are funded based upon (A) the Company’s achievement of financial performance objectives with the key metrics being: (i) GAAP Revenue and (ii) Non-GAAP Operating Income, and (B) each executive officer’s achievement of individual performance objectives. The individual performance objectives will be set by the Company’s chief executive officer for all officers other than himself. Mr. Palatnik’s bonus opportunity under the Plan will be based 70% on the Company’s performance objectives and 30% on Mr. Palatnik’s individual performance objectives. Mr. Medina’s bonus opportunity under the Plan will be based 50% on the Company’s performance objectives and 50% on Mr. Medina’s individual performance objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDIENCE, INC.

Date: January 10, 2014	By:	/s/ Craig H. Factor
	Name:	Craig H. Factor
	Title:	Vice President, General Counsel and Secretary